Exhibit 99.1

Trimble Completes Tender Offer for Tekla Corporation

SUNNYVALE, Calif., July 13, 2011 /PRNewswire/ -- Trimble Navigation Limited (NASDAQ: TRMB) ("Trimble") announced today that it has completed the tender offer for all of the issued and outstanding shares in Tekla Corporation (NASDAQ OMX Helsinki Ltd: TLA1V) ("Tekla") through its subsidiary Trimble Finland Oy. The aggregate equity consideration paid was approximately EUR 319 million, equivalent to $454 million at the current exchange rate of EUR 1=$1.4214, based on EUR 14.20 per share consideration (net of the additional dividend distribution by Tekla of EUR 18m or EUR 0.80 per share, which was paid on July 8, 2011) and an enterprise value of EUR 311 million, or approximately $442 million.

The tender offer, which commenced on May 19, 2011, was finalized after Trimble completed the settlement of approximately 99.46 percent of all the shares and votes in Tekla on July 8, 2011.

The intention of Trimble Finland is to acquire all the shares in Tekla.  As Trimble Finland was able to obtain more than 90 percent of the shares and voting rights in Tekla, it intends to initiate compulsory acquisition proceedings, under the relevant provisions of the Finnish Companies Act, in order to acquire title to all the shares in Tekla. Trimble Finland may purchase shares in Tekla also in public trading on NASDAQ OMX Helsinki or otherwise at a price not exceeding the final offer price in the Tender Offer of EUR 14.20 per share.  Trimble Finland also intends to apply for the delisting of the shares from NASDAQ OMX Helsinki as soon as the prerequisites for the delisting exist.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location: including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: http://www.trimble.com/.

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